Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 4, 2020, with respect to the consolidated financial statements of ImmunityBio, Inc. included in the Registration Statement (Form S-4) and related Prospectus of NantKwest, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

January 19, 2021